                                                                      EXHIBIT 12

               COLORADO INTERSTATE GAS COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

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
                                                                                         THREE MONTHS
                                                                                            ENDED
                                              YEAR ENDED DECEMBER 31,                     MARCH 31,
                                ---------------------------------------------------   ------------------
                                 1992      1993        1994       1995       1996      1996       1997
                                ------    ------      ------     ------     -------   -------   --------
EARNINGS:
  Pretax earnings
   from continuing
   operations............      $129,736   $112,347   $121,193   $131,439   $123,363   $ 47,860   $ 32,840
  Fixed charges,
   excluding capitalized
   interest--see below...        24,109     23,426     21,365     19,759     20,428      4,851      5,860
                               --------   --------   --------   --------   --------   --------   --------
  Earnings...............      $153,845   $135,773   $142,558   $151,198   $143,791   $ 52,711   $ 38,700
                               ========   ========   ========   ========   ========   ========   ========
FIXED CHARGES:
  Interest expense.......      $ 20,876   $ 20,426   $ 18,932   $ 18,092   $ 18,861   $  4,459   $  5,585
  Interest factor, in-
   cluded in rentals.....         3,233      3,000      2,433      1,667      1,567        392        275
                               --------   --------   --------   --------   --------   --------   --------
  Fixed charges,
   excluding capitalized
   interest..............        24,109     23,426     21,365     19,759     20,428      4,851      5,860
  Capitalized interest...           608        275        554        292        328         96         50
                               --------   --------   --------   --------   --------   --------   --------

  Fixed charges..........      $ 24,717   $ 23,701   $ 21,919   $ 20,051   $ 20,756   $  4,947   $  5,910
                               ========   ========   ========   ========   ========   ========   ========

Ratio of Earnings to
 Fixed Charges...........          6.22x      5.73x      6.50x      7.54x      6.93x     10.66x      6.55x
                               ========   ========   ========   ========   ========   ========   ========

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